EXHIBIT 10.11

September 18, 2007

Ms. Christine Baumeister

2249 Thistle Circle

Schwenksville, PA 19473

Dear Christine:

This letter confirms our mutual understanding that your role in Europe concluded on July 1, 2007. As of that date, you manage our 118.com and Internet development efforts. Ultimately, you will transition to manage our global technology organization. In addition, for an appropriate period, you will continue to manage our Swiss operations. We will determine your new title at a later time. You will continue to report to me.

Your annual base salary will be $260,000.00 and your participation in the company’s quarterly performance bonus program will be fifty (50) percent of your base salary. Forty (40) percent of your bonus will be determined by corporate objectives, and sixty (60) percent by your individual bonus targets.

As of July 1, 2007, you will no longer be on our European payroll and will be on the U.S. payroll. I understand that you vacated your Paris apartment on or about August 10, 2007. On that date, your cost of living adjustment benefits will cease. Your housing benefits only extend to that date. Your expatriation benefits, tax preparation and equalization, repatriation and moving benefits will continue in accordance with the terms of the letter dated March 12, 2007 (a copy of which is attached). All other terms of that letter, including the special severance benefit, will terminate on your counter-execution of this letter.

E&Y will be engaged to assist with any necessary notifications regarding your apartment in France. They will also coordinate with you and a 3rd party vendor to help in the shipment of your household items back to your home location.

We are pleased to offer this new opportunity to you and are confident that you will find the above terms acceptable. If you have questions, please feel free to bring them to me so we can discuss.

Sincerely,

/s/ Robert Pines

Robert Pines

President & CEO

I agree to the terms and conditions related to my role upon my return to the United States as set forth in the above letter.

/s/ Christine Baumeister	9/18/07
Signature – Christine Baumeister	Date